Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-8 Nos. 333-200995, 333-217743, and 333-231200) of James River Group Holdings, Ltd.; and

(2)	Registration Statement (Form S-3 No. 333-208903) of James River Group Holdings, Ltd.;

of our reports dated February 27, 2020, with respect to the consolidated financial statements and schedules of James River Group Holdings, Ltd. and the effectiveness of internal control over financial reporting of James River Group Holdings, Ltd. included in this Annual Report (Form 10-K) of James River Group Holdings, Ltd. for the year ended December 31, 2019.

/s/ Ernst & Young LLP

Pittsburgh, Pennsylvania
February 27, 2020